Exhibit 99.1

HYLIION HOLDINGS REPORTS SECOND-QUARTER 2024 FINANCIAL RESULTS

AUSTIN, Texas, August 6, 2024 – Hyliion Holdings Corp. (NYSE: HYLN) (“Hyliion”), a developer of sustainable electricity-producing technology, today reported its second-quarter 2024 financial results.

Key Business Highlights

•Secured customer commitments for all 2024 early adopter production capacity and for more than 50% of anticipated 2025 production
•Executed a letter of intent with US Energy, a leading provider of refined products, alternative fuels, and environmental credits, to deploy a KARNOTM generator at an RNG fueling station
•Executed a letter of intent with Flexnode, a producer of advanced high-performance micro data centers, for the purchase of up to 10 KARNO generator units
•Executed a memorandum of understanding with Jardine Engineering Corporation, a leading provider of power systems in Hong Kong and Macau, to collaborate on bringing KARNO technology to Asia Pacific markets
•Awarded a Small Business Innovation Research grant for the proposed development of a multi-megawatt KARNO generator for US Navy applications
•Repurchased 1.9 million shares for $2.7 million as part of the company’s $20 million Stock Repurchase Program
•Ended the quarter with $249 million of cash and investments
•Updated guidance to approximately $55 million in cash expenditures in 2024 for KARNO development including capital investments for additional additive printing machines

Executive Commentary

"Hyliion remains on track to deliver the first KARNO generator units to early adopter customers later this year," stated Thomas Healy, Hyliion’s Founder and CEO. "I am also pleased to share that more than half of our anticipated deliveries for next year have already been secured by customers. We are seeing growing interest across use cases and particularly in data center applications where grid constraints are driving the need for additional power generation capacity."

KARNO Commercial Updates

Hyliion is developing a locally deployable 200kW generator system which it intends to deliver to initial early adopter customers in late 2024. Target markets in the commercial power space include EV Charging, Data Centers, Waste Gas & Heat, Prime Power, and Mobility applications. Initial customer deployments will target these markets to demonstrate the versatility of the KARNO generator as well as key product attributes and differentiators versus competing technologies, including efficiency, emissions, fuel flexibility, and operating and maintenance costs. The company will also garner useful feedback and information on the performance of the generator in these early deployments.

Over the past quarter, customer interest in the KARNO generator has been growing, with commitments secured for all anticipated 2024 deliveries and more than half of expected

Exhibit 99.1
production capacity in 2025. A significant increase in interest has come from data center companies as growth in artificial intelligence strains the power grid. The KARNO generator will be well-positioned to meet these needs by delivering megawatt-scale power solutions.

Hyliion announced the execution of a letter of intent (LOI) with US Energy for a KARNO generator to be located at a renewable natural gas fueling station, aiming to provide reliable power at a lower cost than existing grid electricity and to reduce demand charges. Hyliion also executed an LOI with Flexnode, a builder of bespoke liquid-cooling-enabled data centers, for the deployment of up to 10 KARNO generators with anticipated deployments starting in 2025.

Additionally, Hyliion entered a non-binding memorandum of understanding with Jardine Engineering Corporation (JEC) to explore market potential in the Asia Pacific region and to collaborate on select power generation projects, introducing the KARNO generator in other international markets. JEC is a leading provider of power generation solutions, representing leading electric generator suppliers from the US and Europe.

The US government also awarded Hyliion a Small Business Innovation Research grant for development of a multi-megawatt KARNO generator system for US Navy applications. The company expects to share further information about this opportunity and the collaboration with JEC later in the year.

Customer commitments are executed as non-binding LOIs and are subject to the execution of definitive sales agreements prior to deliveries.

KARNO Generator Development

Development of the KARNO generator remains on track for deliveries later this year. As work to commercialize the BETA version of the KARNO generator progresses, Hyliion is continuing to test the ALPHA version and incorporating BETA design changes to ensure functionality.

During the quarter, Hyliion installed multiple additive printing machines at its Austin, Texas manufacturing facility and has begun printing components, nearly doubling overall printing capacity. Additional machines are on order and will be installed later this year and in 2025. These machines operate 24/7 and are currently producing BETA components for this year’s deliveries.

Financial Highlights and Guidance

Second quarter operating expenses totaled $14.0 million, compared to $38.5 million in the prior-year quarter. Expenses include a credit of $556 thousand driven by sales of certain assets of the discontinued powertrain business. Net loss in the second quarter was $10.9 million, compared to $35.2 million in the second quarter of 2023. Net losses for the first half of 2024 were $26.4 million, down significantly from $64.1 million in the first half of 2023. Losses in 2023 were primarily driven by spending related to Hyliion’s discontinued powertrain business.

The company repurchased 1.9 million shares of its common stock in the second quarter for $2.7 million as part of the $20 million share repurchase program announced in late 2023. A total of 10.6 million shares of common stock have been repurchased since the inception of the program at an aggregate cost of $14.0 million. Based on current market conditions, the company does not expect to execute upon further repurchases under the program in the near term but will retain the authority to execute the remaining $6 million if and as deemed appropriate.

Exhibit 99.1
Total changes in cash and investment balances for the quarter were $15.2 million, driven by net operating losses, share repurchases, capital expenditures, and cash generated from powertrain asset sales, net of shutdown expenditures. Total cash and investments at the end of the quarter were $249 million.

For 2024, total cash consumed for KARNO development and capital investments is expected to be approximately $55 million, up compared to the prior estimate of $40 to $50 million due to higher capital expenditures that support a more rapid build-out of additive printing capacity in Austin. This estimate excludes cash payments associated with share repurchases that have already been conducted during 2024, and payments and asset sales associated with the wind down of powertrain operations. Hyliion continues to expect it will achieve commercialization of the KARNO generator with capital on hand.

Projections for 2025 include growth of KARNO generator deliveries, with proceeds from sales in the low double-digit millions of dollars. The company is also targeting approximately break-even gross margins on a cash basis by late 2025 or early 2026, and cash spending to grow modestly compared to 2024.

About Hyliion

Hyliion is committed to creating innovative solutions that enable clean, flexible and affordable electricity production. The Company’s primary focus is to provide distributed power generators that can operate on various fuel sources to future-proof against an ever-changing energy economy. Headquartered in Austin, Texas, and with research and development in Cincinnati, Ohio, Hyliion is initially targeting the commercial and waste management industries with a locally deployable generator that can offer prime power as well as energy arbitrage opportunities. Beyond stationary power, Hyliion will address mobile applications such as vehicles and marine. The KARNO generator is a fuel-agnostic solution, enabled by additive manufacturing, that leverages a linear heat generator architecture. The Company aims to offer innovative, yet practical solutions that contribute positively to the environment in the energy economy. For further information, please visit www.hyliion.com.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Hyliion and its future financial and operational performance, as well as its strategy, future operations, estimated financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyliion expressly disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements herein, to reflect events or circumstances after the date of this press release. Hyliion cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyliion. These risks include,

Exhibit 99.1
but are not limited to, our status as an early stage company with a history of losses, and our expectation of incurring significant expenses and continuing losses for the foreseeable future; our ability to develop to develop key commercial relationships with suppliers and customers; our ability to retain the services of Thomas Healy, our Chief Executive Officer; the expected performance of the KARNO generator and system; the execution of the strategic shift from our powertrain business to our KARNO business, and the other risks and uncertainties described under the heading “Risk Factors” in our SEC filings including in our Annual Report (See item 1A. Risk Factors) on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2024 for the year ended December 31, 2023. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Hyliion’s operations and projections can be found in its filings with the SEC. Hyliion’s SEC Filings are available publicly on the SEC’s website at www.sec.gov, and readers are urged to carefully review and consider the various disclosures made in such filings.

Contacts

Hyliion Holdings Corp.
press@hyliion.com

Investor Relations
ir@hyliion.com

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Product sales and other	$—	$266	$—	$576
Total revenues	—	266	—	576
Cost of revenues
Product sales and other	—	307	—	998
Total cost of revenues	—	307	—	998
Gross loss	—	(41)	—	(422)
Operating expenses
Research and development	8,311	27,439	16,279	48,357
Selling, general and administrative	6,262	11,098	12,854	22,079
Exit and termination costs	(556)	—	3,875	—
Total operating expenses	14,017	38,537	33,008	70,436
Loss from operations	(14,017)	(38,578)	(33,008)	(70,858)
Interest income	3,129	3,349	6,525	6,811
Gain (loss) on disposal of assets	—	(1)	3	1
Other income (expense), net	32	3	32	(12)
Net loss	$(10,856)	$(35,227)	$(26,448)	$(64,058)

Net loss per share, basic and diluted	$(0.06)	$(0.19)	$(0.15)	$(0.35)

Weighted-average shares outstanding, basic and diluted	173,829,107	180,966,908	176,156,001	180,544,821

Exhibit 99.1
HYLIION HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$19,133	$12,881
Accounts receivable	373	40
Prepaid expenses and other current assets	5,449	18,483
Short-term investments	136,091	150,297
Assets held for sale	3,573	—
Total current assets	164,619	181,701

Property and equipment, net	15,781	9,987
Operating lease right-of-use assets	6,221	7,070
Other assets	1,266	1,439
Long-term investments	93,476	128,186
Total assets	$281,363	$328,383

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,043	$4,224
Current portion of operating lease liabilities	985	847
Accrued expenses and other current liabilities	5,485	10,051
Total current liabilities	7,513	15,122

Operating lease liabilities, net of current portion	5,610	6,792
Other liabilities	400	203
Total liabilities	13,523	22,117

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 250,000,000 shares authorized; 184,155,114 and 183,071,317 shares issued at June 30, 2024 and December 31, 2023, respectively; 173,545,044 and 183,034,255 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	18	18
Additional paid-in capital	406,175	404,045
Treasury stock, at cost; 10,610,070 and 37,062 shares as of June 30, 2024 and December 31, 2023, respectively	(14,141)	(33)
Accumulated deficit	(124,212)	(97,764)
Total stockholders’ equity	267,840	306,266
Total liabilities and stockholders’ equity	$281,363	$328,383

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(26,448)	$(64,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,285	1,132
Amortization and accretion of investments, net	(1,839)	(789)
Noncash lease expense	849	658
Inventory write-down	—	231
Gain on disposal of assets	(1,078)	(1)
Share-based compensation	2,445	3,761
Carrying value adjustment to assets held for sale	5,564	—
Changes in operating assets and liabilities:
Accounts receivable	(333)	332
Inventory	—	(1,049)
Prepaid expenses and other assets	(5,131)	(5,763)
Accounts payable	(3,239)	(713)
Accrued expenses and other liabilities	(4,427)	3,418
Operating lease liabilities	(1,044)	(748)
Net cash used in operating activities	(33,396)	(63,589)

Cash flows from investing activities
Purchase of property and equipment and other	(8,054)	(3,952)
Proceeds from sale of property and equipment	3,470	2
Payments for security deposit, net	—	(45)
Purchase of investments	(32,623)	(99,193)
Proceeds from sale and maturity of investments	83,234	95,646
Net cash provided by (used in) investing activities	46,027	(7,542)

Cash flows from financing activities
Proceeds from exercise of common stock options	50	84
Taxes paid related to net share settlement of equity awards	(365)	(216)
Repurchase of treasury stock	(13,982)	—
Net cash used in financing activities	(14,297)	(132)

Net decrease in cash and cash equivalents and restricted cash	(1,666)	(71,263)
Cash and cash equivalents and restricted cash, beginning of period	21,464	120,133
Cash and cash equivalents and restricted cash, end of period	$19,798	$48,870